1347 PROPERTY INSURANCE HOLDINGS, INC. 8-K

Exhibit 99.1

1347 PROPERTY INSURANCE HOLDINGS, INC. COMPLETES STRATEGIC REVIEW

Tampa, FL – March 7, 2017 – 1347 Property Insurance Holdings, Inc. (NASDAQ: PIH) (“PIH” or “the Company”), a specialty property and casualty insurance holding company currently offering insurance to individual and commercial customers in Louisiana and Texas through its wholly-owned subsidiary, Maison Insurance Company, today announced that the Company has completed its strategic and capital allocation review process begun in October of 2016 with the following key conclusions:

•	Focus as specialty insurer in areas with exposure to catastrophic events was refined
•	A license in Florida was obtained and other states are under review
•	Alternative investments will be considered in support of return on equity objectives
•	Gordon Pratt retired from the Board of Directors and Larry G. Swets, Jr. was appointed as new Chairman

Strategic and Capital Allocation Review

As a specialty insurer, the Company expects that its underwriting results and return on deployed capital should be above industry average based on a focused strategy that responds to certain defined markets and their dynamics. We believe that exposure to catastrophic events creates opportunities for superior returns in select markets depending on conditions at the time. We expect to write business in targeted property insurance markets, often in underserved areas, where we believe our expertise and innovation will enable us to capture this opportunity.

After thorough review, the Company has re-confirmed that certain Louisiana and Texas markets demonstrate these attributes. Further the Company determined that Florida should also form a key part of PIH’s strategic plan. To this end, Maison Insurance Company has secured a Certificate of Authority from Florida’s Office of Insurance Regulation to write Allied Lines, Homeowners Multi-Peril, and Mobile Home Multi-Peril in the state. This authority will allow the Company to write homeowners and wind-only coverage. Our direct writing activities in Florida will be targeted based on market conditions, and we may pursue approval for ‘take-out business’ should we determine profitable opportunities exist. Other states with coastal exposure will be evaluated from time to time for their fit with the Company’s strategy.

Doug Raucy, President & CEO commented, “Our strategic direction leverages the core competencies we’ve cultivated in our organization. Building on the specialty focus we have had from the beginning, I am confident our plan will allow us to expand in a focused and profitable manner. I want to acknowledge the great work the PIH team delivered in securing a license in Florida. We believe our timing is right to expand our strategy to this interesting market.”

Our focus is insuring property exposed to catastrophic events. Our team will deploy internal expertise and leverage external partnerships to provide market solutions to generate the returns we seek while undertaking to limit downside exposure. With this disciplined and nimble approach, our long-term goal is to deliver an after-tax return on equity in the mid-to-high teens, though it is important to note that short term results will be volatile due to the uncertain timing of catastrophe events. Our ROE expectations are intended to be longer term where multiple strategic geographic markets and business segments will provide appropriate diversification relative to risk. We will continuously re-evaluate our markets to ensure they remain consistent with expectations while identifying potential new markets for prudent expansion. We also will consider writing other property lines that complement our targeted segments if so doing improves the result of our core business by allowing us to reduce operating expenses, improving reinsurance purchasing, or supporting access to preferred distribution. We will reduce exposure to, or exit, any markets where attributes no longer support our return goals for deployed capital.

Alternative Investments

Our review also leads us to conclude that our investment activities, an important aspect of our strategy, should evolve to include alternative opportunities, all of which will be overseen by the Company’s Investment Committee. This Committee will operate with the Company’s expected return on equity target in mind, particularly at times where the Company’s capital exceeds the amount necessary to support insurance underwriting activities.

Retirements and Appointments to Board of Directors

PIH also announced that, having stewarded the Company through its strategic planning process, Gordon G. Pratt has retired from the Company’s Board of Directors and that Larry G. Swets Jr. has been elected Chairman of the Company’s Board.

“On behalf of myself and the partners of Fund Management Group, it’s been an honor to have been part of the creation, investment capital, and history of Maison Insurance Company and of 1347 Property Insurance Holdings,” said Mr. Pratt.

Larry Swets, Chairman of the Company, said, “We thank Gordon for his many years of service to the Company. Gordon played an important role in the formation of PIH, and we value his leadership in the Company’s early years as a private and then as a public company. Gordon has been and will remain a friend to PIH.”

Kyle Cerminara, a Member of the Board of Directors of the Company and a representative of PIH’s largest shareholder, Fundamental Global Investors, LLC, added, “We are excited about the future strategic direction of PIH. We believe that PIH is very well positioned to create value for shareholders.”

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a property and casualty insurance holding company incorporated in Delaware. The Company provides property and casualty insurance in Louisiana and Texas, and is now licensed in Florida through its wholly-owned subsidiary Maison Insurance Company. The Company’s insurance offerings for personal and commercial customers currently include homeowners, wind and hail only, manufactured home and dwelling fire policies.

Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as "expects", "believes", "anticipates", "intends", "estimates", "seeks" and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Company management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

CONTACT:	-OR-	INVESTOR RELATIONS:
1347 Property Insurance Holdings, Inc.		The Equity Group Inc.
Douglas N. Raucy		Jeremy Hellman
Chief Executive Officer		Senior Associate
(813) 579-6210 / draucy@maisonins.com		(212) 836-9626 / jhellman@equityny.com